PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MAY 14, 2001


                          SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/x/ Preliminary Proxy Statement                      / /  Confidential, for the
                                                          use of the Commission
                                                          only (as permitted by
                                                          Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-12

                            WACHOVIA CORPORATION
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              (Name of Registrant As Specified In Its Charter)

                            SUNTRUST BANKS, INC.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.
1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)       Proposed maximum aggregate value of transaction:

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5)       Total fee paid:

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/ /      Fee paid previously with preliminary materials.

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/ /      Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)       Amount previously paid:

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4)       Date filed:

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                  PRELIMINARY COPY - SUBJECT TO COMPLETION
                             DATED MAY 14, 2001

                        [SunTrust Banks, Inc. Logo]

                                                                  May __, 2001

Dear Wachovia Stockholder:


         On May 14, 2001, SunTrust Banks, Inc. announced that it had delivered a letter to your board of directors proposing a business combination between SunTrust and Wachovia Corporation that we believe is financially superior to Wachovia's proposed merger with First Union Corporation. Under our proposal, Wachovia and SunTrust would combine in a merger in which each share of common stock of Wachovia would be converted into 1.081 shares of SunTrust common stock. Based on May 11, 2001 closing stock prices, our proposal has a value of $70.06 per share and represents a 17% premium over the implied value of Wachovia's proposed merger with First Union and a 15% premium over Wachovia's closing price. Pursuant to our merger proposal, SunTrust also would increase its annual per share dividend to $2.22 so that Wachovia stockholders would receive on a pro forma equivalent basis the same $2.40 annual per share dividend that they currently enjoy.

         As you know, Wachovia has entered into a merger agreement with First Union providing for a merger in which each outstanding share of Wachovia common stock would be converted into two shares of First Union common stock. In connection with the proposed First Union merger, Wachovia has rescheduled its 2001 annual meeting of stockholders to be held on [ ], 2001, at [ ], at [ ] a.m., local time. The Wachovia Board of Directors is soliciting your vote to approve its proposed merger with First Union at that meeting.

         AS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT, WE BELIEVE OUR PROPOSED MERGER OFFERS YOU A SIGNIFICANT PREMIUM AND GREATER VALUE THAN THE PROPOSED FIRST UNION/WACHOVIA MERGER. However, our proposal requires that the proposed First Union/Wachovia merger NOT be approved by the stockholders of Wachovia. Accordingly, we are soliciting your proxy to vote AGAINST the proposed First Union/Wachovia merger.

         WE BELIEVE THE SUNTRUST PROPOSAL IS FINANCIALLY SUPERIOR TO THE PROPOSED FIRST UNION/WACHOVIA MERGER FOR THE FOLLOWING REASONS:

        o SIGNIFICANT PREMIUM. Our proposed merger would provide a significant premium for your Wachovia shares. Based on May 11, 2001 closing prices, the SunTrust merger proposal would provide you with $70.06 per share in value, representing a premium of $10.02 per share (or approximately 17%) over the implied value of the proposed First Union/Wachovia merger. Because the exchange ratios in the SunTrust merger and the proposed First Union/Wachovia merger are fixed, the implied values of the SunTrust merger and the First Union/Wachovia merger will fluctuate based on changes in the respective market prices of the companies' stocks.

         o HIGHER DIVIDEND. Under SunTrust's proposal, SunTrust would increase its annual per share dividend to $2.22 so that Wachovia stockholders would receive on a pro forma equivalent basis the same $2.40 annual per share dividend that they currently enjoy. The annual per share dividend of $1.92 that Wachovia shareholders would receive in the First Union/Wachovia merger on a pro-forma equivalent basis represents a 20% decrease from Wachovia's current annual per share dividend.

        o STRONGER CURRENCY. Our merger proposal would provide Wachovia shareholders an opportunity to invest in SunTrust common stock, which historically has demonstrated consistently strong performance and delivered attractive total returns. SunTrust has produced a five-year total return to stockholders of 100%, and based on First Call consensus estimates for 2001, SunTrust's core earnings per share reflect a five-year compounded annual growth rate of 12% from 1996-2001. SunTrust has had consistent dividend growth (five- year compounded annual growth rate of 14% in dividends per share), has never cut its dividend and has significant additional capacity to increase its payout ratio.

         YOUR VOTE IS ESSENTIAL! IF THE FIRST UNION/WACHOVIA MERGER IS APPROVED, YOU WILL NOT HAVE THE OPPORTUNITY TO RECEIVE THE SUPERIOR VALUE REPRESENTED BY OUR MERGER PROPOSAL. WE URGE YOU TO VOTE AGAINST THE PROPOSED FIRST UNION/WACHOVIA MERGER BY SIGNING, DATING AND RETURNING THE ACCOMPANYING [BLUE] PROXY CARD TODAY.

         Even if you previously have submitted a proxy card furnished by the Wachovia Board, it is not too late to change your vote by simply signing, dating and returning the enclosed [BLUE] proxy card today.

         WE URGE YOU TO PROTECT YOUR INTERESTS -- PLEASE SIGN, DATE AND RETURN THE [BLUE] PROXY CARD TODAY.

         Thank you for your consideration and support.

                                Sincerely,


                                L. Phillip Humann
                                Chairman, President and Chief Executive Officer




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                                 IMPORTANT

1. If your Wachovia shares are held in your own name, please sign, date and mail the enclosed [BLUE] proxy card to [ ] in the postage-paid envelope provided.

2. If your Wachovia shares are held in "street-name," only your broker or bank can vote your shares and only upon receipt of your specific instructions. If your shares are held in "street- name," deliver the enclosed [BLUE] proxy card to your broker or bank and contact the person responsible for your account to vote on your behalf and to ensure that a [BLUE] proxy card is submitted on your behalf. SunTrust urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to SunTrust in care of [ ], so that SunTrust will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Only stockholders of record on [ ] are entitled to vote at the annual meeting of Wachovia stockholders. SunTrust urges each stockholder to ensure that the record holder of his or her shares signs, dates and returns the enclosed proxy card as soon as possible.

         Do not sign or return any proxy card you may receive from Wachovia.

         If you have any questions or need assistance in voting your shares, please call:

                      [                                 ]
                      [                                 ]
                      [                                 ]


         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED FIRST UNION/WACHOVIA MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF SUNTRUST COMMON STOCK NOR A REQUEST FOR THE TENDER OF WACHOVIA COMMON STOCK.

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        PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MAY 14, 2001

                    2001 ANNUAL MEETING OF STOCKHOLDERS
                                     OF
                            WACHOVIA CORPORATION
                          TO BE HELD ON [ ], 2001


                              PROXY STATEMENT
                                     OF
                            SUNTRUST BANKS, INC.


                          SOLICITATION OF PROXIES
                  IN OPPOSITION TO THE PROPOSED MERGER OF
              WACHOVIA CORPORATION AND FIRST UNION CORPORATION

         This Proxy Statement and the enclosed [BLUE] proxy card are furnished by SunTrust Banks, Inc., a Georgia corporation ("SunTrust"), in connection with its solicitation of proxies to be used at the 2001 annual meeting (the "Annual Meeting") of stockholders of Wachovia Corporation, a North Carolina corporation ("Wachovia"), to be held on [ ], 2001, at [ ], at [ ]a.m., local time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, SunTrust is soliciting proxies from holders of shares of common stock, par value $5.00 per share, of Wachovia ("Wachovia Common Stock") to vote AGAINST the proposed merger of Wachovia with and into First Union Corporation, a North Carolina corporation ("First Union") (such proposed merger, the "Proposed First Union Merger"). Wachovia has set [ ], 2001 as the record date (the "Record Date") for determining those stockholders who will be entitled to vote at the Annual Meeting. This Proxy Statement and the enclosed [BLUE] proxy are first being sent or given to stockholders of Wachovia on or about [ ], 2001. Wachovia's corporate headquarters are located at 100 North Main Street, Winston-Salem, North Carolina 27150, telephone (336) 770-5000 and 191 Peachtree Street, N.E., Atlanta, Georgia 30303, telephone (404) 332-5000.

THE SUNTRUST MERGER PROPOSAL

         On May 14, 2001, SunTrust delivered a letter to the Board of Directors of Wachovia proposing a business combination that it believes constitutes a financially superior transaction for holders of Wachovia Common Stock ("Wachovia Shareholders"). Under SunTrust's proposal (the "SunTrust Merger Proposal"), Wachovia and SunTrust would combine in a merger (the "Proposed SunTrust Merger") in which each share of Wachovia Common Stock would be converted into 1.081 shares of common stock, par value $1.00 per share ("SunTrust Common Stock"), of SunTrust. SunTrust also would increase its annual per share dividend to $2.22 so that Wachovia Shareholders would receive on a pro forma equivalent basis the same $2.40 annual per share dividend that they currently enjoy.

         Based on the closing price of SunTrust Common Stock on the New York Stock Exchange ("NYSE") on May 11, 2001 (the last trading day prior to the date of the announcement of the SunTrust Merger Proposal), the SunTrust Merger Proposal had a value of $70.06 per Wachovia share, which represents a 15% premium over the closing price of the Wachovia Common Stock on the NYSE on May 11, 2001, and a 17% premium over the implied value of the Proposed First Union Merger of $60.04 (based on the 2.0 exchange ratio in that transaction and the $30.02 closing price of First Union common stock on May 11, 2001). Because the number of shares of SunTrust common stock that Wachovia Shareholders would receive pursuant to the SunTrust Merger Proposal and the number of shares of First Union common stock that Wachovia Shareholders would receive in the Proposed First Union Merger are fixed, the value of the SunTrust Merger Proposal and the implied value of the Proposed First Union Merger will fluctuate based on changes in the market prices of the companies' stocks.

         The Proposed SunTrust Merger would be tax-free to Wachovia Shareholders and would be accounted for as a purchase. Completion of the Proposed SunTrust Merger would require receipt of all required regulatory approvals, the approval of the stockholders of both SunTrust and Wachovia and the satisfaction of other customary closing conditions. SunTrust would contemplate providing leadership roles in the combined company for numerous members of Wachovia's management, and Wachovia would have appropriate representation on the board of directors of the combined company. The combined company would be headquartered in Atlanta, Georgia, and Winston-Salem, North Carolina would become the headquarters for the combined company's Carolinas banking franchise.

         SunTrust is seeking, upon the valid termination of the Agreement and Plan of Merger, dated April 15, 2001, between First Union and Wachovia (the "First Union Merger Agreement"), to negotiate a definitive merger agreement with Wachovia providing for the Proposed SunTrust Merger. Accordingly, the SunTrust Merger Proposal requires that Wachovia Shareholders not approve the Proposed First Union Merger and that the First Union Merger Agreement be terminated. In addition, SunTrust believes that the stock option granted by Wachovia to First Union (see "Certain Information Concerning the Proposed First Union Merger") contains several excessive and unprecedented features, and SunTrust is reserving its right to challenge the validity of that option. Nevertheless, in the interest of facilitating a transaction, the SunTrust Merger Proposal assumes a payment to First Union of the "in-the-money" value of the stock option, subject to the cap set forth in the stock option agreement. The SunTrust Merger Proposal also requires an update and completion of the due diligence investigation performed by SunTrust in December. See "Background."

         SunTrust believes that the SunTrust Merger Proposal constitutes a "superior proposal" for purposes of the First Union Merger Agreement, and SunTrust stands ready to discuss the terms of the SunTrust Merger Proposal with Wachovia in greater detail. By voting against the Proposed First Union Merger, Wachovia Shareholders can demonstrate their support for the proposed combination of SunTrust and Wachovia and send a strong message to the Wachovia Board that they want to preserve the opportunity to consider the SunTrust Merger Proposal.

         While SunTrust is committed to helping Wachovia Shareholders realize the superior value of the SunTrust Merger Proposal, the SunTrust Merger Proposal cannot go forward unless the Wachovia Shareholders do not approve the Proposed First Union Merger and the First Union Merger Agreement is terminated. Accordingly, a vote for the Proposed First Union Merger could leave Wachovia Shareholders without a viable alternative for an acquisition of Wachovia because SunTrust will not proceed with the SunTrust Merger Proposal if the Proposed First Union Merger is approved by Wachovia Shareholders. However, there can be no assurance as to the occurrence or timing of the termination of the First Union Merger Agreement or that the conditions to the Proposed SunTrust Merger will be satisfied. As a result, even if the Proposed First Union Merger is not approved by Wachovia Shareholders, Wachovia Shareholders could still be without a viable alternative for an acquisition of Wachovia if the conditions to the Proposed SunTrust Merger are not satisfied.


          REASONS TO VOTE AGAINST THE PROPOSED FIRST UNION MERGER

         SunTrust urges you to vote your shares of Wachovia Common Stock AGAINST the Proposed First Union Merger for the following reasons:

         o A VOTE AGAINST THE PROPOSED FIRST UNION MERGER MOVES YOU ONE STEP CLOSER TO RECEIVING A SIGNIFICANT PREMIUM AND SUPERIOR VALUE FOR YOUR SHARES PURSUANT TO THE SUNTRUST MERGER PROPOSAL.

         SunTrust believes that the combination of SunTrust and Wachovia is financially superior to the Proposed First Union Merger and would provide substantial benefits to Wachovia Shareholders, including the following:

         (1) Significant Premium. Based on May 11, 2001 closing prices, the SunTrust Merger Proposal represents a premium of approximately 17 % over the implied value of the Proposed First Union Merger and a 15% premium over Wachovia's stock price.

         (2) No Dividend Reduction. According to information contained in the Joint Proxy Statement-Prospectus of First Union and Wachovia included in the Registration Statement on Form S-4, dated April 26, 2001 (the "Joint Proxy Statement- Prospectus") filed by First Union with respect to the Proposed First Union Merger, after the Proposed First Union Merger is completed, the combined company is expected to pay (when, as and if declared by the board of directors) regular quarterly cash dividends of $0.24 per share, in accordance with First Union's current practice. Thus, pursuant to the Proposed First Union Merger, Wachovia Shareholders are expected to receive an annual pro forma equivalent dividend of $1.92 per share. Under the SunTrust Merger Proposal, SunTrust would increase its annual per share dividend to $2.22 so that Wachovia Shareholders would receive on a pro forma equivalent basis the same $2.40 annual per share dividend that they currently enjoy.

         (3) Strong Currency. SunTrust historically has demonstrated consistently strong stock price performance and delivered attractive total returns to its stockholders. SunTrust has produced a five-year total return to stockholders of 100%, and based on First Call consensus estimates for 2001, SunTrust's core earnings per share reflect a five-year compounded annual growth rate ("CAGR") of 12% from 1996 to 2001. SunTrust has had consistent dividend growth (five- year CAGR of 14% in dividends per share), has never cut its dividend and has significant additional capacity to increase its payout ratio. A comparison of the foregoing data to similar data for First Union is set forth in the second table below.

         (4) Proven Execution Record. SunTrust has a proven track record of executing strategic transactions. SunTrust's successful integration of Crestar Financial Corporation evidences its conservative and disciplined approach to execution of merger transactions through setting achievable cost saving targets, retaining a focus on customers and minimizing revenue loss. Moreover, the excellent strategic fit between SunTrust and Wachovia and their consistent business models and compatible management philosophies should minimize execution risk in combining SunTrust and Wachovia.

         The table below compares key financial aspects of the SunTrust Merger Proposal to those of the Proposed First Union Merger:


                                               First Union/Wachovia          SunTrust/Wachovia
                                               --------------------------    ----------------------------
Implied Value (1)............................  $60.04                        $70.06
Implied Ongoing Dividend Per
Wachovia Share (2)...........................  $1.92                         $2.40
Cost Savings / % Wachovia Core
Expense Base (3).............................  $890MM / 42%                  $500MM / 23%
Wachovia Pro Forma Ownership(4)..............  30%                           44%

------------------------
(1)      Based on closing prices on May 11, 2001.
(2) If the Proposed SunTrust Merger is consummated, SunTrust intends to increase its annual dividend to $2.22 per share.
(3) Wachovia's estimated core expense base is pro forma to reflect the impact of Wachovia's acquisition of Republic Security Financial Corporation and Wachovia's pending transaction for the disposition of its credit card operations.
(4)      Based on common shares outstanding on 3/31/01.


         The following table illustrates the superior historical financial performance of SunTrust, as compared to First Union:




                                                                   First Union          SunTrust
                                                                   -----------------    -----------------
5-Year Total Stockholder Return(1)...............................  19%                  100%
10-Year Total Stockholder Return(1)..............................  347%                 521%
5-Year Core Earnings Per Share CAGR(2)...........................  (4)%(5)              12%
5-Year Net Revenue Per Share CAGR (3)............................  0%(5)                8%
5-Year Dividends Per Share CAGR(4)...............................  (3%)(5)              14%
Restructuring Charges since 1997.................................  $7,075MM             $365MM
First Quarter '01 Return on Assets (2)...........................  1.0%                 1.2%
First Quarter '01 Return on Equity (2)(6)........................  15.6%                19.5%
First Quarter '01 Efficiency Ratio(7)............................  62.8%                57.2%
First Quarter '01 Tangible Common Ratio..........................  5.0%                 6.8%

------------------------------
(1)      Assumes reinvestment of dividends as of May 11, 2001.
(2) Excludes restructuring and merger-related charges and other non-recurring items. CAGR based on 1996 to 2001 estimated EPS based on Wall Street consensus estimates (First Call).
(3) Excludes non-recurring items. CAGR based on 1996 to 2001, with first quarter 2001 net revenue per share annualized.
(4) CAGR based on 1996 to 2001, with first quarter 2001 dividend annualized.
(5)      Adjusted for 1997 2-for-1 stock split
(6)      SunTrust return on equity based on realized equity.
(7) Calculated as non-interest expense excluding amortization of intangible and foreclosed property expenses, as a percentage of fully-taxable equivalent net revenue excluding securities gains.


         o        A VOTE AGAINST THE PROPOSED FIRST UNION MERGER
                  WILL SATISFY A CONDITION TO THE SUNTRUST
                  MERGER PROPOSAL.

         One condition of the SunTrust Merger Proposal is that the Wachovia Shareholders do not approve the Proposed First Union Merger. The Proposed SunTrust Merger cannot go forward unless this condition is satisfied. Accordingly, your vote against the Proposed First Union Merger can help to satisfy this condition to the SunTrust Merger Proposal.

         While SunTrust is committed to helping Wachovia stockholders realize the superior value of the SunTrust Merger Proposal, the SunTrust Merger Proposal cannot go forward unless the Wachovia Shareholders do not approve the Proposed First Union Merger and the First Union Merger Agreement is validly terminated. Accordingly, a vote for the Proposed First Union Merger could leave Wachovia Shareholders without a viable alternative for an acquisition of Wachovia because SunTrust will not proceed with the SunTrust Merger Proposal if the Proposed First Union Merger is approved by Wachovia Shareholders. However, there can be no assurance as to the occurrence or timing of the termination of the First Union Merger Agreement or that the conditions to the Proposed SunTrust Merger will be satisfied. As a result, even if the Proposed First Union Merger is not approved by Wachovia Shareholders, Wachovia Shareholders could still be without a viable alternative for an acquisition of Wachovia if the conditions to the Proposed SunTrust Merger are not satisfied.


         o A VOTE AGAINST THE PROPOSED FIRST UNION MERGER SENDS A STRONG MESSAGE TO THE WACHOVIA BOARD OF DIRECTORS THAT YOU WANT TO PRESERVE THE OPPORTUNITY TO ACCEPT THE SUNTRUST MERGER PROPOSAL.

         By voting against the Proposed First Union Merger, Wachovia Shareholders can demonstrate their support for the proposed combination of Wachovia and SunTrust. A vote against the Proposed First Union Merger moves Wachovia Shareholders closer to being able to benefit from the SunTrust Merger Proposal. On the other hand, if Wachovia Shareholders approve the Proposed First Union Merger, it is likely that the Proposed First Union Merger will be consummated.


                YOU CAN TAKE IMMEDIATE STEPS TO HELP OBTAIN
                     THE MAXIMUM VALUE FOR YOUR SHARES

         (1) Return your [BLUE] proxy and vote AGAINST the Proposed First Union Merger; and

         (2)      Make your views known to the Wachovia Board of Directors.

BY TAKING THESE STEPS, YOU WILL GIVE THE WACHOVIA BOARD OF DIRECTORS A CLEAR MESSAGE THAT THEY SHOULD TAKE ALL NECESSARY ACTIONS TO REMOVE ALL OBSTACLES TO THE SUNTRUST MERGER PROPOSAL, WHICH PROVIDES YOU THE
OPPORTUNITY TO RECEIVE MORE VALUE FOR YOUR WACHOVIA SHARES.




                                 BACKGROUND

         From time to time in the past, SunTrust and Wachovia have engaged in discussions concerning the possibility of a business combination transaction between the parties. Discussions were initiated between the parties most recently in early November of 2000, at a meeting in Atlanta between L. Phillip Humann, Chairman, President and Chief Executive Officer of SunTrust, and L.M. Baker, Jr., the Chairman, President and Chief Executive Officer of Wachovia, at which Messrs. Humann and Baker discussed the possibility of a business combination transaction between SunTrust and Wachovia. Later that month, John W. Spiegel, Chief Financial Officer of SunTrust, and Robert S. McCoy, Chief Financial Officer and Treasurer of Wachovia, discussed matters relative to a potential business combination transaction between the parties, including revisiting previous discussions between them in 1997 regarding the financial aspects and benefits of a combination of SunTrust and Wachovia, including the cost savings that should be obtainable in such a combination. Messrs. Spiegel and McCoy mutually agreed that, based on those discussions, there was no reason that the parties should not proceed with their consideration of a transaction.

         On December 2, 2000, Mr. Spiegel met with several members of senior management of Wachovia to establish a plan for conducting due diligence and information sharing between the parties. That weekend, representatives of SunTrust and Wachovia and their respective financial and legal advisors commenced their due diligence investigations in connection with the proposed transaction. These due diligence efforts continued on an ongoing basis throughout the next couple of weeks and included meetings between key members of senior management of the two companies, several off-site meetings involving large due diligence teams and the continuous exchange of information between the two companies. Also during this time, SunTrust and Wachovia and their respective legal advisors substantially negotiated the terms of the proposed transaction and the draft merger documents, and representatives of SunTrust and Wachovia, with the assistance of their respective financial advisors, prepared an analyst presentation for purposes of describing the transaction to the investment community. SunTrust and Wachovia had set December 18, 2000 as the targeted announcement date of the proposed transaction.

         With a few days remaining before the targeted announcement date, the following material terms of the transaction had been agreed to:

Name:               Wachovia

Headquarters:       Atlanta, Georgia

Price: 1.03 SunTrust shares per Wachovia share (12% premium based on 12/15/00 closing prices)

Board:              50/50 split between SunTrust and Wachovia directors

Management:         Chairman and CEO: L.M. Baker, Jr. -- CEO until 2003 Annual
                    Meeting and Chairman until 2004 Annual Meeting

                    President and COO: L. Phillip Humann - to become CEO at 2003 Annual Meeting and Chairman at 2004 Annual Meeting

                    Other management roles and individuals from SunTrust and Wachovia to fill those roles had been identified

Dividend:           SunTrust dividend increase to ensure no reduction
                    in dividends to Wachovia Shareholders on a pro forma equivalent basis

         Over the course of the discussions, Mr. Baker communicated only one area of concern to Mr. Humann relative to the compatibility of the two companies. Mr. Baker indicated to Mr. Humann that the specialists in Wachovia's wealth management business (tax and estate planning, portfolio managers, etc.) reported to a centralized business unit whereas SunTrust's wealth management specialists reported on the basis of geography. Mr. Humann indicated that SunTrust had in effect dual reporting lines, both on the basis of geography and to a centralized business unit which set and implemented overall policy with respect to uniform practices and standards. Mr. Humann advised Mr. Baker that he did not believe there was a practical difference in how these specialists functioned on a day-to-day basis, but nevertheless advised Mr. Baker that SunTrust was prepared to shift to Wachovia's operating structure for the wealth management business. Mr. Baker also questioned the proposed reporting line of the wealth management business, preferring that this business unit report to Mr. Humann as the proposed president and chief operating officer instead of to a vice chairman to whom multiple business lines would report. Mr. Humann advised Mr. Baker that SunTrust's position on this issue was based on SunTrust's view that the wealth management business can benefit greatly through interaction with other business lines, and that SunTrust had realized substantial success with this approach.

         Late in the morning on December 14, 2000, Mr. Baker telephoned Mr. Humann and advised him that Wachovia was withdrawing from further discussions based on the issue raised by Mr. Baker with respect to the reporting relationship of the combined company's wealth management business. Messrs. Humann and Baker decided to speak again after their respective Board of Directors meetings which had been scheduled for the following afternoon.

         On December 15, 2000, following their respective Board of Directors meetings, Mr. Humann and Mr. Baker spoke again, but Mr. Baker indicated that he did not want to take up the merger discussions again until after the holidays. In early February, 2001, following the announcement by Wachovia of its plans to initiate an evaluation of strategic alternatives for its credit card business, Mr. Humann decided that he would not attempt to resume discussions with Mr. Baker until Wachovia had completed that process.

         On April 13, 2001, Mr. Humann learned of rumors that Wachovia was in merger negotiations with First Union. At that time, members of SunTrust's senior management contacted representatives of SunTrust's legal and financial advisors to assist SunTrust in evaluating its alternatives in light of the possibility that Wachovia was in merger negotiations with First Union.

         On April 14, 2001, Mr. Humann telephoned Mr. Baker, and Mr. Spiegel telephoned Mr. McCoy, to inquire as to whether Wachovia was engaged in merger discussions with First Union, and, in the event that Wachovia confirmed these discussions, to deliver a merger proposal to Wachovia. At the same time, members of SunTrust's senior management and its legal and financial advisors prepared a letter to be delivered to Wachovia in the event that the responses to the inquiries made by Messrs. Humann and Spiegel confirmed that First Union and Wachovia were in discussions.

         Mr. Spiegel spoke by telephone with Mr. McCoy, who confirmed that he was also aware of the rumors. Mr. Spiegel reminded Mr. McCoy of SunTrust's interest in a business combination transaction with Wachovia, and Mr. McCoy acknowledged that he was aware of SunTrust's interest. Later in the day, Mr. Humann reached Mr. Baker, who acknowledged his awareness of the rumors but attributed them to internet message boards and chat rooms and pointed out that these same message boards and chat rooms had similar rumors concerning a transaction between SunTrust and Wachovia. Mr. Humann then stated that the two of them had agreed that they would be getting together again to resume their discussions from December, and Mr. Baker confirmed that this was what they had agreed to. Mr. Humann understood Mr. Baker's response to be an indication that Wachovia was not in discussions with First Union.

         On April 16, 2001, First Union and Wachovia jointly announced that they had entered into a low-premium, merger-of-equals transaction. See "Certain Information Concerning the Proposed First Union Merger."

         During the weeks following the announcement of the Proposed First Union Merger, members of senior management of SunTrust, with the advice and assistance of its legal and financial advisors, periodically met to discuss SunTrust's alternatives in light of the announcement of the Proposed First Union Merger.

         On May 11, 2001, the SunTrust Board of Directors unanimously approved the SunTrust Merger Proposal and related matters.

         On May 14, 2001, SunTrust delivered the following letter to the Board of Directors of Wachovia:




                    [LETTERHEAD OF SUNTRUST BANKS, INC.]

                                                     May 14, 2001


The Board of Directors
Wachovia Corporation
100 North Main Street
Winston-Salem, North Carolina  27150

Dear Members of the Board:


                  As you know, we have long been interested in a business combination with Wachovia Corporation. We have enormous respect for all of you, many of whom are well acquainted with members of our Board, and we have always been impressed with the quality of Wachovia's management with whom we have developed excellent relationships over the years. Our respective management philosophies and corporate cultures are highly compatible, and we both share a commitment to superior customer service and relationship-based banking that sets us apart from our competitors.

                  Since the announcement of your proposed merger with First Union Corporation, we have again given serious consideration to a combination of SunTrust and Wachovia. By this letter, we are proposing a transaction that provides superior value to Wachovia's shareholders. We remain convinced that a combination of our companies is a compelling transaction in light of the strategic and financial benefits for each of us and our respective shareholders. Our proposal provides Wachovia's shareholders a significant premium over both Wachovia's current market price and the current value of the First Union transaction. Our proposal also maintains Wachovia's current dividend and provides Wachovia shareholders with an investment in SunTrust, a high quality, high performing company. We believe our offer is a "Superior Proposal" as that term is defined under your merger agreement with First Union. Accordingly, we would like to meet with you as soon as possible to discuss the terms of our offer in greater detail.

                  Under our proposal, Wachovia and SunTrust would combine in a merger in which each share of common stock of Wachovia would be converted into 1.081 shares of SunTrust common stock, having an implied value of $70.06 per Wachovia share. Based on May 11, 2001 closing prices, our offer represents a 17% premium over the implied value of your proposed merger with First Union and a 15% premium over Wachovia's closing price. SunTrust also would increase its annual per share dividend to $2.22 so that Wachovia shareholders would receive on a pro forma equivalent basis the same $2.40 annual per share dividend that they currently enjoy. Our transaction would be tax-free to Wachovia shareholders and would be accounted for as a purchase. Completion of the merger would require receipt of regulatory and shareholder approvals and the satisfaction of other customary conditions. We have attached a brief financial presentation outlining the significant financial benefits of our proposal.

                  We would propose that the board of directors of the combined company include appropriate representation from Wachovia's current board of directors. In addition, we would anticipate leadership roles for numerous members of Wachovia's management, and we would anticipate putting in place appropriate incentives and retention arrangements for key members of management of Wachovia. While the headquarters of the combined company would be in Atlanta, Georgia, we are prepared to make Winston-Salem the headquarters for our Carolinas bank, and we would maintain meaningful operations there. Our proposal is also more attractive for your employees in North and South Carolina, where we would anticipate substantially fewer job losses than under your proposed merger with First Union.

                  We believe the strategic rationale for combining SunTrust and Wachovia is compelling for a number of reasons, including the following:

         o Shared focus on superior customer service and relationship-based banking;
         o Leadership position in high growth and affluent southeastern geographic markets;
         o        Enhanced scale in high growth/high margin businesses;
         o        SunTrust has clean slate to execute transaction;
         o        Superior financial strength and credit risk management;
                  and
         o        Opportunity for reinvestment of excess capital.

                  A merger of SunTrust and Wachovia would combine two companies that possess highly compatible operating philosophies and corporate cultures, a similar management structure and a shared commitment to operating a customer relationship-based financial services franchise. Both SunTrust and Wachovia have a matrix management structure which is based on both business lines and geography. Both companies provide significant autonomy to local managers who best understand and manage local customer relationships. For these reasons, we believe the integration of our businesses can be accomplished in a virtually seamless manner with no meaningful customer loss or disruption.

                  Most important for Wachovia's shareholders is the strength of SunTrust's currency. SunTrust has demonstrated consistently strong stock price performance and has delivered attractive total returns to its shareholders. Based on last Friday's closing stock price, SunTrust has produced a five-year total return to shareholders of 100%, and, based on First Call consensus estimates for 2001, SunTrust's core earnings per share will produce a five-year CAGR of 12% from 1996-2001. SunTrust has had consistent dividend growth (5-year CAGR of 14% in dividends per share), has never cut its dividend and has significant additional capacity to increase its payout ratio. As noted above, our proposal provides that SunTrust would increase its dividend to ensure no dividend reduction for Wachovia shareholders.

                  In addition to strong performance and a focused strategy, the strength of our currency derives from prudent management practices. SunTrust has never had to pre-announce an earnings shortfall or major write-down and, other than the $115 million loss taken in 1999 in connection with repositioning its securities portfolio, has never taken a restructuring charge that was not merger-related. We have retained an ongoing focus on credit and risk management. Our five-year average net charge-off ratio is the lowest among the twenty largest U.S. banks at 0.29%. Additionally, our holding company currently enjoys A1/A+ ratings from Moody's and S&P, respectively, for its long-term unsecured debt, with a positive outlook from Moody's and a stable outlook from S&P, and our bank carries Aa3/AA- ratings from Moody's and S&P, respectively.

                  With respect to executing strategic transactions, SunTrust has a superior track record. Our integration of Crestar Financial Corporation is regarded as a successful execution of a major bank merger transaction. All significant operations were smoothly integrated, with virtually no measurable customer run-off or revenue loss. This is in stark contrast to the history of the mergers integrated by many of our competitors. Moreover, because of the excellent strategic fit between SunTrust and Wachovia and our consistent business models, and based on our previous discussions, we believe there is limited execution risk in combining SunTrust and Wachovia. It bears noting that our cost saving estimates project 3,000 fewer staff reductions and approximately 125- 150 fewer branch closures than the First Union transaction -- figures which suggest materially less execution risk in connection with our proposal.

                  Our interest in this transaction is a reflection of our firm belief that a combination of our companies would be highly beneficial financially to both of our shareholder groups and accretive to SunTrust's earnings per share. In sum, we believe our proposal is superior to your proposed transaction with First Union based on its higher current value, maintenance of the Wachovia dividend and the opportunity for Wachovia shareholders to share in the earnings accretion deriving from a stronger combined franchise.

                  Our proposal requires the valid termination of your merger agreement with First Union, and we are filing preliminary proxy materials with the SEC today to enable us to seek proxies from the Wachovia shareholders to vote against the First Union transaction. The stock option you granted to First Union contains several excessive and unprecedented features, and we reserve the right to challenge the validity of that option. Nevertheless, in the interest of facilitating a transaction, our proposal assumes a payment to First Union of the "in-the-money" value of the option, subject to the cap set forth in the option agreement. Our proposal also requires an update and completion of the due diligence investigation we performed in December.

                  We were both disappointed and surprised by the announcement of your proposed merger. We were disappointed because we (and, we believe, the market) are convinced that a merger of our companies is a better fit and provides more compelling strategic benefits than your proposed transaction with First Union. And we were surprised because Wachovia did not make any effort to revisit the substantially completed merger negotiations that we conducted this past December. As you no doubt recall, our then-proposed merger was put on hold only days before it was to be announced. The transaction documents, including employment agreements, were essentially in final form; due diligence was substantially completed; and our financial advisors were working to finalize the investor presentation. It bears noting that the pricing we agreed to in December, which represented a 12% premium to Wachovia's then-current market price and included an increase in SunTrust's dividend to preserve Wachovia's dividend on a pro forma equivalent basis, would have provided greater value to Wachovia's shareholders than the value to be received in the First Union transaction. In any event, because of all the work that was done in December, we are extremely confident that we can reach definitive terms with you, as well as update and complete our due diligence, expeditiously.

                  My clear recollection is that our December transaction was put on hold by Wachovia solely because of concerns over two issues relating to the organization of the combined company's wealth management line of business. One of the issues concerned the reporting structure of the specialists (i.e., tax and estate planning, portfolio management, etc.) within that business. At SunTrust, the specialists in effect have dual reporting on the basis of geography and to a centralized unit (to implement uniform standards, investment policy and the like), whereas at Wachovia the specialists report only to a centralized business unit. As a practical matter, we do not believe these businesses function very differently on a day-to-day basis, and the difference in organizational structure does not in our view pose any particularly difficult integration issues. Importantly, I had advised Wachovia at the time that we were prepared to accept your operating structure for this business line. The second issue concerned the reporting relationship of the wealth management business -- whether this business should report to a vice-chairman to whom multiple business lines would be reporting (which was SunTrust's preference), or to me as president and chief operating officer, as Wachovia proposed. SunTrust's position on this issue was based upon our view that the wealth management line can benefit greatly through interaction with other lines of business, and our success in this area has demonstrated this. At any rate, this too appeared to us to be an eminently solvable issue.

                  In all events, we are confident that we can implement an approach to operating the wealth management business on a combined basis that captures the best features of both SunTrust and Wachovia.

                  The Board of Directors of SunTrust has unanimously approved this proposal and has authorized our management team to proceed. We have engaged Morgan Stanley; Skadden, Arps, Slate, Meagher & Flom LLP; and King & Spalding to advise us in this transaction.

                  We would like to meet with you as soon as possible to discuss our proposal in greater detail. Please feel free to contact me at my office number or to have your respective financial or legal advisors contact Bill Weiant of Morgan Stanley or Bill Rubenstein of Skadden Arps regarding the matters set forth herein. We look forward to meeting with you soon.

                                             Sincerely,

                                             /s/ L. Phillip Humann

                                             L. Phillip Humann


         Also on May 14, 2001 SunTrust issued a press release announcing the SunTrust Merger Proposal.




                                 IMPORTANT

         IF YOU WANT TO HAVE THE OPPORTUNITY TO CONSIDER THE PROPOSED SUNTRUST MERGER WE URGE YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED [BLUE] PROXY TO VOTE AGAINST THE PROPOSED FIRST UNION MERGER.
 WE URGE YOU TO EXECUTE AND MAIL THE [BLUE] PROXY CARD AS SOON AS POSSIBLE.

         REJECTION OF THE PROPOSED FIRST UNION MERGER IS A CRITICAL STEP IN SECURING THE SUCCESS OF THE SUNTRUST MERGER PROPOSAL.

         EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE BOARD OF DIRECTORS OF WACHOVIA, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY
REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED FIRST UNION MERGER
BY SIGNING, DATING AND MAILING THE ENCLOSED [BLUE] PROXY IN THE
ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

         THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED FIRST UNION MERGER AND IS NEITHER AN OFFER TO SELL ANY SHARES OF SUNTRUST COMMON STOCK NOR A REQUEST FOR THE TENDER OF WACHOVIA COMMON STOCK.




                        WHAT THE ANALYSTS ARE SAYING

         SunTrust believes that the SunTrust Merger Proposal represents a compelling transaction for both SunTrust and Wachovia and their respective stockholders and is significantly more favorable to Wachovia and its stockholders than the Proposed First Union Merger. This is what the analysts are saying about the Proposed First Union Merger:

o        "...a 6% premium is simply giving away the store. ...we simply don't see the logic of the deal at all from Wachovia's
         perspective." - David Stumpf, A.G. Edwards & Sons, Inc., April 16,
         2001

o "We cannot fully express our shock and dismay at this deal -- that Wachovia . . . would choose to merge with First Union, a bank that has yet to demonstrate its worth fully in any of its businesses and is very early on in repairing the damage from years of ill-conceived deals. ... [I]f Wachovia wanted to do a merger of equals -- rather than sell to the highest bidder -- a deal with SunTrust would have presented far fewer cultural challenges with equal opportunities for business expansion and attractive geographies." - Nancy A. Bush, Ryan, Beck & Co., April 16, 2001

o "...a no-premium sale to a buyer with a spotty integration track record leaves something to be desired." - Marni Pont O'Doherty, Keefe, Bruyette & Woods, Inc., April 17, 2001

o        "[O]ne of the primary risks in this deal is integrating two different cultures and approaches to the market ... . For example,
         Wachovia is very decentralized and operates by geography, which empowers its employees to make important decisions to grow the business vs. First Union which operates by line of business giving its employees less authority to make its own decisions." - Thomas
         D. McCandless, CIBC World Markets Corp., April 24, 2001

o "...[Wachovia] used to enjoy a premium valuation based upon their reputation for high quality fundamentals. Although that image suffered last summer due to credit quality deterioration, we believe it could have been restored as the credit cycle matured. By merging with [First Union], a perennial under-performer, that now seems less likely, in our opinion." - David C. Stumpf, A.G. Edwards & Sons, Inc., April 25, 2001

o "...[First Union] is a "work in progress" and not quite ready to undertake such a large deal..." - Michael A. Plodwick, UBS Warburg, April 16, 2001

o        -        How Do We Hate This? -- Let us Count the Ways
         -        If Bud Baker of Wachovia Wanted to Sell His Company -- Why
                  Didn't He Just Do It?
                  And Why Is Ken Thompson Doing a Deal Now?
         -        The Era of the Dumb Deal Has Evidently Not Passed...

         -        Nancy A. Bush, Ryan, Beck & Co., April 16, 2001




CERTAIN INFORMATION CONCERNING THE PROPOSED FIRST UNION MERGER

         On April 15, 2001, First Union and Wachovia entered into the First Union Merger Agreement. The First Union Merger Agreement provides for a merger of Wachovia with and into First Union pursuant to which each outstanding share of Wachovia Common Stock would be converted into 2.0 shares of First Union common stock.

         The obligations of Wachovia and First Union to complete the Proposed First Union Merger are subject to various conditions, including the approval of the stockholders of First Union and Wachovia, receipt of all required regulatory approvals without any conditions that could have a material adverse effect on the combined company, and the satisfaction of other customary closing conditions.

         In connection with the execution of the First Union Merger Agreement, Wachovia and First Union also entered into a Stock Option Agreement (the "First Union Option Agreement") pursuant to which Wachovia granted to First Union an option (the "First Union Option") to purchase up to 19.9% of the issued and outstanding shares of Wachovia Common Stock at the close of business on April 12, 2001, at a price per share of $59.482, subject to certain adjustments.

         First Union may exercise the First Union Option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the First Union Option. An initial triggering event will occur if the Wachovia Shareholders fail to approve the Proposed First Union Merger at the Annual Meeting. A subsequent triggering event will occur if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Wachovia or if Wachovia enters into an agreement with respect to, or the Wachovia Board otherwise recommends that the Wachovia Shareholders approve or accept, any transaction with a third party (other than First Union) involving a merger or consolidation of, or a sale of more than 25% of the business, assets or deposits of, or a purchase or other acquisition of securities constituting more than 25% of the voting power of, Wachovia or any of its subsidiaries. The execution by Wachovia of a definitive agreement providing for the Proposed SunTrust Merger would constitute a subsequent triggering event and would result in the First Union Option becoming exercisable.

         Under certain circumstances set forth in the First Union Option Agreement, upon the request of First Union, Wachovia may be required to repurchase from First Union the First Union Option and any shares issued under the First Union Option, or First Union may surrender the First Union Option and any shares issued under the First Union Option held by First Union for a cash fee equal to $375 million, reduced correspondingly if there have been purchases of stock under the First Union Option and gains on the sale of such stock.

         The First Union Option Agreement provides that First Union's "total profit" may not exceed $780 million. According to the Joint Proxy Statement-Prospectus, for purposes of the stock option agreements, the term "total profit" means the aggregate amount (before taxes) of the following:
(1) the excess of (A) the net cash or fair market value of property received by the grantee upon the sale of option shares, over (B) the grantee's aggregate purchase price for those shares, plus (2) all amounts received by the grantee upon repurchase of option shares by the issuer, minus (3) all cash paid and the value of all option shares previously delivered to the issuer for cancellation as described above.

         In connection with the execution of the First Union Merger Agreement, Wachovia and First Union also entered into a Stock Option Agreement (the "Wachovia Option Agreement") pursuant to which First Union granted Wachovia an option (the "Wachovia Option") to purchase up to 19.9% of the issued and outstanding shares of First Union Common Stock at the close of business on April 12, 2001, at a price per share of $31.892, subject to certain adjustments. The terms of the Wachovia Option Agreement are substantially the same as the terms of the First Union Option Agreement.

         The foregoing description of the First Union Merger Agreement, the First Union Option Agreement and the Wachovia Option Agreement is not complete and is qualified in its entirety by reference to the full text of the First Union Merger Agreement, the First Union Option Agreement and the Wachovia Option Agreement, copies of which have been included as annexes to the Joint Proxy Statement-Prospectus.


                             VOTING INFORMATION

         According to information contained in the Joint Proxy Statement-Prospectus, as of the Record Date there were [ ] shares of Wachovia Common Stock outstanding. On each matter properly submitted to Wachovia Shareholders, each Wachovia Shareholder is entitled to one vote for each outstanding share of Wachovia Common Stock held as of the close of business on the Record Date. Approval of the Proposed First Union Merger requires the affirmative vote of holders of a majority of all outstanding shares of Wachovia Common Stock entitled to vote at the Annual Meeting. Broker non-votes and abstentions will have the same effect as votes against the Proposed First Union Merger.

         The accompanying [BLUE] proxy will be voted in accordance with the stockholder's instructions on such [BLUE] proxy. Stockholders may vote against the Proposed First Union Merger by marking the proper box on the [BLUE] proxy. If no instructions are given, the [BLUE] proxy will be voted AGAINST the Proposed First Union Merger.

         Whether or not you plan to attend the Annual Meeting, we urge you to vote AGAINST the Proposed First Union Merger on the enclosed [BLUE] proxy and immediately mail it in the enclosed envelope. You may do this even if you have already sent in a different proxy solicited by Wachovia's Board of Directors. IT IS YOUR LATEST DATED PROXY THAT COUNTS. Execution and delivery of a proxy by a record holder of shares of Wachovia Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

         You may revoke your proxy at any time prior to its exercise by attending the Annual Meeting and voting in person, by submitting a duly executed later dated proxy or by submitting a written, signed and dated notice of revocation which clearly identifies the proxy being revoked to SunTrust's Secretary at 303 Peachtree Street, NE, Atlanta, GA 30308. Unless revoked in the manner set forth above, duly executed proxies in the form enclosed will be voted at the Annual Meeting on the Proposed First Union Merger in accordance with your instructions. In the absence of such instructions, such proxies will be voted AGAINST the Proposed First Union Merger.

         SUNTRUST STRONGLY RECOMMENDS A VOTE AGAINST THE PROPOSED
         FIRST UNION MERGER.

         YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE [BLUE] PROXY TODAY.

         IF YOU ALREADY HAVE SENT A PROXY TO THE BOARD OF DIRECTORS OF WACHOVIA, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED FIRST UNION MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [BLUE] PROXY.

              If you have any questions about the voting of your shares, please call:

                              [                ]
                              [                ]
                              [                ]


OTHER PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

         As set forth in the Joint Proxy Statement-Prospectus, at the Annual Meeting, Wachovia Shareholders will be asked to approve (in addition to the First Union Merger Agreement and the Proposed First Union Merger)
(i) the election of five director candidates named in the Joint Proxy Statement-Prospectus, (ii) the Wachovia directors' appointment of Ernst & Young LLP as the independent auditors of Wachovia for the year 2001 (collectively, the "Other Proposals"), and (iii) such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. SunTrust is not making any recommendations on the Other Proposals.

         According to information contained in the Joint Proxy Statement-Prospectus, electing the nominees for director requires a plurality of the votes cast at the Annual Meeting. Ratification of the appointment of Ernst & Young LLP as independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

         The accompanying [BLUE] proxy card will be voted in accordance with your instructions on such card. You may vote for approval of one or all of the Other Proposals, or vote against, or abstain from voting on, each Other Proposal, by marking the proper box on the [BLUE] proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO ABSTAIN FROM VOTING THE SHARES REPRESENTED BY THE [BLUE] PROXY CARD WITH RESPECT TO THE APPROVAL OF ANY OF THE OTHER PROPOSALS.

DISSENTER'S RIGHTS

         According to the Joint Proxy Statement-Prospectus, if the Proposed First Union Merger is completed, a Wachovia Shareholder of record who objects to the First Union Merger and who fully complies with Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act (the "BCA") will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Wachovia Common Stock. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in that shareholder's name only if that shareholder dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Wachovia in writing of the name and address of each person on whose behalf that registered shareholder asserts dissenters' rights. The following description of dissenter's rights of Wachovia Shareholders in connection with the Proposed First Union Merger is taken from the Joint Proxy Statement-Prospectus and assumes that the Proposed First Union Merger is completed.

         If you are a Wachovia shareholder and desire to dissent and receive cash payment of the fair value of your Wachovia Common Stock you must comply with the procedural requirements of the BCA, including, without limitation: (1) delivering to Wachovia, prior to the shareholder vote on the Proposed First Union Merger, a written notice of your intent to demand payment for your shares if the Proposed First Union Merger is completed;
(2) not voting your shares in favor of the Proposed First Union Merger; and
(3) demanding payment and depositing your stock certificates with Wachovia in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the Proposed First Union Merger is approved by the Wachovia Shareholders.

         Within 30 days after First Union pays for the shares of a dissenting shareholder, or within 30 days of First Union failing to timely act in accordance with the BCA, the dissenting shareholder may notify First Union that he or she does not accept the estimate of fair value of the shares and interest due on that fair value and that the shareholder demands payment in the amount of the shareholder's own estimate of the fair value of the shares and interest due. If, within 60 days of First Union's payment, or dissenting shareholder's demand for payment of a different amount, whichever is earlier, the payment amount has not been settled, the dissenting shareholder may file an action in the Superior Court Division of the General Court of Justice, requesting that the fair value of the dissenting shareholder's shares be determined. The court will have discretion to make all dissenting shareholders whose demand remain unsettled parties to the proceeding. If a dissenting shareholder does not begin the proceeding within the 60-day period, he will be deemed to have withdrawn his dissent and demand for payment.

         Voting against, abstaining from voting or failing to vote on the proposal to approve the Proposed First Union Merger is not enough to satisfy the requirements of the BCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of your shares of Wachovia Common Stock and the deposit of your stock certificates.

                          SOLICITATION OF PROXIES

         Proxies will be solicited by mail, telephone, telefax, telegraph, the Internet, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of SunTrust and the other participants listed on Schedule II hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

         SunTrust has retained [ ] ("[ ]") for solicitation and advisory services in connection with solicitations relating to the Annual Meeting, for which [ ] is to receive a fee estimated not to exceed $[ ] in connection with the solicitation of proxies for the Annual Meeting. Up to [ ] people may be employed by [ ] in connection with the solicitation of proxies for the Annual Meeting. SunTrust has also agreed to reimburse [ ] for out-of- pocket expenses and to indemnify [ ] against certain liabilities and expenses, including reasonable legal fees and related charges. [ ] will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of SunTrust may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Annual Meeting by or on behalf of SunTrust is being borne by SunTrust.


                     CERTAIN INFORMATION ABOUT SUNTRUST

         SunTrust is a Georgia corporation with its principal executive offices located at 303 Peachtree Street, NE, Atlanta, GA 30308. The telephone number of SunTrust at such location is (404) 588-7711.

         SunTrust, with assets of $103.5 billion, is among the nation's largest financial holding companies. Its principal subsidiary, SunTrust Bank, offers a full line of financial services for consumers and businesses. SunTrust serves more than 3.7 million customer households through a regional organizational structure that encompasses more than 1,100 branches and 1,900 ATMs in six states -- Alabama, Florida, Georgia, Maryland, Tennessee and Virginia-- plus the District of Columbia. SunTrust also offers 24-hour delivery channels including internet and telephone banking. In addition to traditional deposit, credit and trust and investment services offered by SunTrust Bank, other SunTrust subsidiaries provide mortgage banking, commercial and auto leasing, credit-related insurance, asset management, discount brokerage and capital market services. As of December 31, 2000, SunTrust had total trust assets of $138.4 billion, including more than $91.6 billion in discretionary trust assets, and a mortgage-servicing portfolio in excess of $42.3 billion.

         SunTrust is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning SunTrust's directors and officers, their remuneration, options granted to them, the principal holders of SunTrust's securities and any material interests of such persons in transactions with SunTrust is required to be disclosed in proxy statements distributed to SunTrust's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661 (call 1-800-SEC-0330 for hours). Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-6009. The SEC also maintains an Internet website at http://www.sec.gov that contains the Registration Statement and the reports, proxy statements and other information filed electronically by SunTrust. SunTrust Common Stock is listed on the NYSE under the symbol "STI," and reports, proxy statements and other information concerning SunTrust should also be available at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

                         FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

         The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger;
(7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                             OTHER INFORMATION

         The information concerning Wachovia, First Union and the Proposed First Union Merger contained herein has been taken from or based upon, and is qualified in its entirety by, the Joint Proxy Statement Prospectus and other publicly available documents on file with the SEC and other publicly available information. SunTrust does not take any responsibility for the accuracy or completeness of such information or for any failure by Wachovia to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         Except as set forth above, SunTrust is not aware of any other matter to be considered at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, SunTrust will vote all proxies held by it as SunTrust, in its sole discretion, may determine.


                           SHAREHOLDER PROPOSALS

         According to information contained in the Joint Proxy Statement-Prospectus, in order to be considered for inclusion in Wachovia's proxy statement for the 2002 annual meeting of its stockholders, which is presently scheduled for April 26, 2002, shareholder proposals would need to be received by the Secretary of Wachovia no later than November 19, 2001.

         Wachovia's by-laws contain procedures that shareholders must follow to present business at an annual meeting of shareholders. A Wachovia Shareholder may obtain a copy of these procedures from Wachovia's Secretary. In addition to other applicable requirements, for business to be properly brought before the 2002 annual meeting of Wachovia Shareholders, a Wachovia Shareholder must give notice of the matter to be presented at the meeting in a proper written form to Wachovia's Secretary. The Secretary must receive this written notice at the principal offices of Wachovia not earlier than December 27, 2001 and not later than January 26, 2002. Shareholder proposals not made in accordance with these requirements may be disregarded by the Chairman of the meeting.

         According to information contained in the Joint Proxy Statement-Prospectus, Shareholders who wish to nominate persons for election as directors at the 2002 annual meeting of Wachovia Shareholders, which is presently scheduled to be held on April 26, 2002, must give written notice in accordance with the requirements of Wachovia's by-laws to Wachovia's Secretary not earlier than December 27, 2001 and not later than January 26, 2002. Each notice must set forth (1) the name and address of the shareholder who proposes to make the nomination and the name and address of the person to be nominated; (2) a representation that the shareholder is a holder of shares of common stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made; (4) such other information regarding each nominee as would be required to be included in a proxy statement pursuant to the proxy rules of the SEC if the nominee had been nominated by the board of directors or a board committee; and (5) the written consent of each nominee to serve as a director if so elected. Nominations not made in accordance with these requirements may be disregarded by the Chairman of the meeting.



                                              SunTrust Banks, Inc.

Dated: [             ], 2001









         If you have any questions or need assistance in voting your shares, please call:

                            [                 ]
                            [                 ]
                            [                 ]




                                 SCHEDULE I

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                    DIRECTORS AND MANAGEMENT OF Wachovia

         According to information contained in Wachovia's Proxy Statement filed with the SEC on March 19, 2001 (the "March Proxy Statement"), as of February 20, 2001, there were 204,036,945 shares of Wachovia Common Stock outstanding. Pursuant to the First Union Option Agreement, Wachovia granted First Union an option to purchase up to 19.9% of the issued and outstanding shares of Wachovia Common Stock at the close of business on April 12, 2001. The information concerning Wachovia and the Proposed First Union Merger contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. SunTrust does not take any responsibility for the accuracy or completeness of such information or for any failure by Wachovia to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         The following table sets forth, as of February 20, 2001, the number of shares of Wachovia Common Stock held by each director or nominee for director and each executive officer named in the March Proxy Statement's Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and investment authority with respect to the number of shares set forth opposite their names.


                                                 Amount and Nature
                                              of Beneficial Ownership             Percent of
Name                                            of Common Stock (1)         Shares Outstanding (2)
----                                           ---------------------        ----------------------
F. Duane Ackerman.........................                 2,223                       *
Leslie M. Baker, Jr. (3)..................               498,645                       *
James S. Balloun..........................                 2,250                       *
Peter C. Browning.........................                 1,450                       *
John T. Casteen III.......................                 2,137                       *
Jean E. Davis (3).........................                56,466                       *
Mickey W. Dry (3) (4) (5).................               242,929                       *
Thomas K. Hearn, Jr.......................                 3,148                       *
George W. Henderson, III (5)..............                 3,459                       *
W. Hayne Hipp.............................                 7,770                       *
Robert A. Ingram..........................                 1,700                       *
George R. Lewis...........................                 6,439                       *
Elizabeth Valk Long.......................                 2,100                       *
Robert S. McCoy, Jr. (3) (5)..............               178,369                       *
Lloyd U. Noland, III (6)..................                90,348                       *
Morris W. Offit (7).......................               489,201                       *
G. Joseph Prendergast (3) (8).............               237,325                       *
Sherwood H. Smith, Jr. (5) (9)............                 9,129                       *
John C. Whitaker, Jr......................                 5,522                       *
Dona Davis Young..........................                   400                       *
All Directors and Executive
  Officers as a Group (26
  persons)................................             2,301,194                      1.12%

*Less than 1%

  (1) Includes the following number of shares of common stock that could have been acquired within 60 days of February 20, 2001 through the exercise of stock options or stock appreciation rights that are settled in shares of common stock, or the vesting of restricted stock awards under one or more of Wachovia's stock plans: Mr. Baker, 353,098 shares; Ms. Davis, 50,900 shares; Mr. Dry, 130,331 shares; Mr. McCoy, 122,000 shares; Mr. Prendergast, 157,000 shares; and all directors and executive officers as a group, 1,188,736 shares.

  (2) Based on the number of shares outstanding at, or acquirable within 60 days of, February 20, 2001.

  (3) Includes shares held by Wachovia Bank, as Trustee under Wachovia's Retirement Savings and Profit-Sharing Plan, as follows: Mr. Baker, 164 shares; Ms. Davis, 3,488 shares; Mr. Dry, 129 shares; Mr. McCoy, 11,111 shares; Mr. Prendergast, 164 shares; and all executive officers as a group, 21,796 shares.

  (4)    Retired as of January 31, 2001.

  (5) Excludes shares owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Dry, 3,000 shares; Mr. Henderson, 1,668 shares; Mr. McCoy, 973 shares; and Mr. Smith, 3,000 shares.

  (6) Includes 848 shares held in trusts of which Mr. Noland is a co-trustee. Excludes 2,970 units held by Wachovia Bank, as Trustee under the Central Fidelity Directors Plan, for Mr. Noland. The units are equivalent to shares of common stock and do not have voting rights. The units will be settled in stock according to Mr. Noland's election under the plan.

  (7) Includes 114,200 shares held by a family limited liability company of which Mr. Offit is a member. Excludes 99,200 shares held by a charitable remainder trust of which Mr. Offitt's spouse is a co-trustee and of which Mr. Offit's adult children have a remainder interest.

  (8)    Retired as of January 1, 2001.

  (9)    Retired as of April 27, 2001.


         The following table sets forth information for each person who, as of February 20, 2001, beneficially owned more than 5% of Wachovia's common stock. According to the March Proxy Statement, to the best of Wachovia's knowledge, no other person owned more than 5% of Wachovia's common stock as of February 20, 2001.



                                                                     Amount and Nature
                                                                       of Beneficial
                                                                        Ownership of
                      Name and Address of                                Shares of                  Percent of
                       Beneficial Owner                                 Common Stock               Common Stock
                      -------------------                            -----------------             -------------
Wachovia Corporation (1)                                               13,449,686 (1)                  6.61%
Wachovia Bank, National Association
Wachovia Securities, Inc.
100 North Main Street
Winston-Salem, NC 27101

Wellington Management Company, LLP (2)                                 12,604,294 (2)                  6.19%
75 State Street
Boston, MA 02109

(1) Wachovia Bank, National Association ("Wachovia Bank") and Wachovia Securities, Inc. are each wholly owned subsidiaries of Wachovia. All of the shares of Wachovia's common stock held by these two companies are held in fiduciary or representative capacities for the benefit of other persons. These two companies have, in the aggregate, sole voting power for 5,481,847 shares, shared voting power for 3,180,907 shares, sole dispositive power for 3,912,005 shares and shared dispositive power for 8,547,387 shares. This information is based on Wachovia's Form 13G dated February 12, 2001.
(2) Wellington Management Company, LLP ("Wellington") is a registered investment adviser and holds shares of Wachovia's common stock on behalf of its investment advisory clients. Wellington has shared voting power for 4,698,206 shares and shared dispositive power for 12,604,294 shares. This information is based on Wellington's Form 13G dated February 14, 2001.




                                SCHEDULE II

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
           OF SUNTRUST AND OTHER PERSONS WHO MAY SOLICIT PROXIES

         The following table sets forth the name and the title of persons who may be deemed to be participants on behalf of SunTrust in the solicitation of proxies from the stockholders of Wachovia.


                DIRECTORS AND EXECUTIVE OFFICERS OF SUNTRUST


Name                                      Position
---------------------------------------   --------------------------------------------------
L. Phillip Humann                         Chairman of the Board, Chief Executive Officer and
                                                   President of the Company
John W. Clay, Jr.                         Vice Chairman
Theodore J. Hoepner                       Vice Chairman
John W. Spiegel                           Vice Chairman, Chief Financial Officer
James M. Wells III                        Vice Chairman
Ray Fortin                                General Counsel
Don Heroman                               Treasurer
Gary Peacock                              Investor Relations
J. Hyatt Brown                            Director
Alston D. Correll                         Director
Douglas N. Daft                           Director
A.W. Dahlberg                             Director
Patricia C. Frist                         Director
David H. Hughes                           Director
M. Douglas Ivester                        Director
Summerfield K. Johnston, Jr.              Director
Joseph L. Lanier, Jr.                     Director
G. Gilmer Minor, III                      Director
Larry L. Prince                           Director
R. Randall Rollins                        Director
Frank S. Royal, M.D.                      Director
James B. Williams                         Director

         As of the date of this Proxy Statement, SunTrust beneficially owned 1,000 shares of Wachovia Common Stock. John W. Clay, Jr., a person who will solicit proxies, owns 25 shares of Wachovia Common Stock and Theodore J. Hoepner, a person who will solicit proxies, owns 280 shares of Wachovia Common Stock. John W. Spiegel has two mortgages at market rate with Wachovia. Other than as set forth herein, as of the date of this Proxy Statement, neither SunTrust nor any of the other participants listed above in this Schedule II has any substantial interest, direct or indirect, by security holdings or otherwise, in Wachovia.


                 OTHER PERSONS WHO MAY ALSO SOLICIT PROXIES

         SunTrust has retained Morgan Stanley to act as its financial advisor in connection with the SunTrust Merger Proposal. Pursuant to a Letter Agreement between Morgan Stanley and SunTrust, SunTrust has agreed to pay Morgan Stanley for its financial advisory services in connection with the SunTrust Merger Proposal a financial advisory fee of (1) $5 million upon public announcement of the SunTrust Merger Proposal, and (2) additional fees, in varying amounts payable periodically or upon the occurrence of certain events, of up to $25 million (less all amounts paid or payable described in (1) above). SunTrust has also agreed to reimburse Morgan Stanley for its reasonable expenses, including the fees and expenses of their legal counsel incurred in connection with Morgan Stanley's engagement by SunTrust. In addition, SunTrust has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Morgan Stanley does not admit that it or any of its partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies, or that Schedule 14A requires the disclosure of certain information concerning it or them.


Name                                     Positions
---------------------------------------  -------------------------------------
Gregory Kennedy                          Vice President
Gary Parr                                Managing Director
Jonathan Pruzan                          Principal
William Weiant                           Managing Director
Kirk Wilson                              Managing Director
Shane Zhang                              Associate

         Morgan Stanley's principal business address is 1585 Broadway, New York, New York 10036. Morgan Stanley engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Morgan Stanley may trade the debt and equity securities of Wachovia for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Morgan Stanley has informed SunTrust that, as of the close of business on May 10, 2001, Morgan Stanley, for its own account, held a net long position of 139,885 shares of Wachovia Common Stock and owned $2 million aggregate principal amount of Wachovia's 6.605% subordinated notes due 2025. Morgan Stanley and certain of its affiliates also may have voting and dispositive power with respect to certain shares of Wachovia Common Stock held in asset management, brokerage and other accounts. Morgan Stanley and such affiliates disclaim beneficial ownership of such shares of Wachovia Common Stock.




                                 IMPORTANT

         If your shares are held in your own name, please sign, date and return the enclosed [BLUE] proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your Shares and only upon receipt of your specific instructions. Please return the enclosed [BLUE] proxy card to your broker or bank and contact the person responsible for your account to ensure that a [BLUE] proxy is voted on your behalf.

         Do not sign any white proxy card you may receive from Wachovia.

         If you have any questions or need assistance in voting your shares, please call: